AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 12, 2003
                                                         REGISTRATION NO.  333-
-------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   -----------

                               DIGITALTHINK, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                            94-3244366
 (State or other jurisdiction of                            (I.R.S. Employer
  incorporation or organization)                          Identification Number)

                               601 BRANNAN STREET
                             SAN FRANCISCO, CA 94107
                                 (415) 625-4000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 MICHAEL W. POPE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               DIGITALTHINK, INC.
                               601 BRANNAN STREET
                             SAN FRANCISCO, CA 94107
                                 (415) 625-4000
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                                JODIE M. BOURDET
                               COOLEY GODWARD LLP
                         ONE MARITIME PLAZA, 20TH FLOOR
                             SAN FRANCISCO, CA 94111
                                 (415) 693-2300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               -------------------

                         CALCULATION OF REGISTRATION FEE

------------------- -------------- -------------- -------------- ---------------
                                      Proposed      Proposed
  Title of Each                        Maximum       Maximum        Amount of
Class of Securities  Amount to be  Offering Price   Aggregate      Registration
 to be Registered   Registered (1)  Per Share (2) Offering Price       Fee
------------------- -------------- -------------- -------------- ---------------

Common Stock
$0.001 par value    287,784 shares     $2.76         $794,284         $64.26
------------------- -------------- -------------- -------------- ---------------

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement (the "Registration Statement") also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the high and low sales prices of our common stock as reported on the Nasdaq National Market on December 10, 2003.
                               -------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 12, 2003

                                   PROSPECTUS

                                 287,784 SHARES

                               DIGITALTHINK, INC.

                                  COMMON STOCK
                               -------------------

The  Selling   Stockholders:   The  selling  stockholders   identified  in  this
                               prospectus are selling 287,784 shares of our common stock. We are not selling any shares of our common stock under this prospectus and we will not receive any of the proceeds from the sale of shares by the selling stockholders.

Offering Price:                The selling stockholders may sell the shares of
                               common stock described in this prospectus in a number of different ways and at varying prices.
                               We provide more information about how they may sell their shares in the section entitled "Plan of Distribution" on page 14.

Trading Market:                Our common stock is traded on the Nasdaq National
                               Market under the symbol "DTHK." On December 10,
                               2003, the closing price of our common stock, as
                               reported on the Nasdaq National Market, was
                               $2.75 per share.
                               -------------------

RISKS: INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                               -------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               -------------------

                 The date of this Prospectus is December , 2003.

                                TABLE OF CONTENTS

                                                                           PAGE

Company Overview...........................................-..................2
Risk Factors..................................................................4
Special Note Regarding Forward-Looking Statements............................12
Use of Proceeds..............................................................12
Selling Stockholders.........................................................13
Plan of Distribution.........................................................14
Legal Matters................................................................15
Experts......................................................................15
Where You Can Find More Information..........................................15
Information Incorporated by Reference........................................16

                                COMPANY OVERVIEW

The following is a summary of our business. It does not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and other information incorporated by reference in this prospectus, before making an investment decision. You should carefully read the section entitled "Risk Factors" in this prospectus for more information on the risks involved in investing in our stock.

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors appearing under "Risk Factors" and elsewhere in this prospectus. See "Special Note Regarding Forward-Looking Statements" in this prospectus.

                                  OUR BUSINESS

We provide custom e-learning solutions designed to address the strategic business objectives of our customers by helping them to improve workforce development, sales force effectiveness and customer acquisition and retention. We can host and centrally manage software and content, significantly reducing our customers' learning infrastructure costs and enabling us to rapidly update or customize their courses. Our Web-based solutions deliver content to large, geographically dispersed groups who can access courses from anywhere, at anytime through a standard Web browser. Our courseware solutions include application training, new hire and product training, compliance and industry specific training, to name a few. Our solutions also allow customers to generate revenue opportunities by offering branded e-learning solutions to their customers, such as training on a particular application, replacing instructor-led courses and their related costs. In addition, we offer Web-based tracking and reporting tools that our customers use to measure and evaluate participants' progress and the effectiveness of our learning programs. In the last year we released the L5 Learning Delivery System, a highly available, open, scalable, and standards-based, platform. L5 includes a comprehensive learning environment that allows customers to launch DigitalThink created courseware, client created courseware and third party content.

With our April 2003 acquisition of Horn Interactive, a provider of simulation-based custom e-learning products and services, we are now able to provide innovative simulation design and development capabilities to our customers. We believe we have expanded our position as a leader of custom e-learning courseware by addressing the growing market for simulation-based learning.

As of September 30, 2003, we had delivered courses to over 565 customers on more than 1,190 subjects in a variety of industries including technology, retail, financial services, automotive, healthcare and telecommunications. Our customers either pay us to develop custom courses for their specific requirements or select courses from our catalog, or both. Customers that have purchased solutions from us over the past fiscal year include the American Bankers' Association, Automatic Data Processing, BearingPoint (formerly KPMG Consulting), Charles Schwab, Circuit City, Citigroup, Cisco Systems, EDS, Marsh, Percepta, Red Hat, salesforce.com, Sara Lee, SonicWALL, and Sun Microsystems.

Senior executives at these leading companies realize that a fundamental source of competitive advantage is the depth and consistency of knowledge possessed by their employees, distributors, suppliers and customers. Employees who know more about a company's business are generally able to perform more effectively. Sales professionals and distributors who understand the benefits of a company's services achieve better results. Customers who learn the benefits of a product's features tend to be more loyal, less expensive to support and more likely to purchase again. Driving knowledge to the extended enterprise effectively reduces the time-to-market of new products and services, improves sales channel productivity and reduces customer support costs.

In an attempt to address today's competitive challenges, businesses are spending large amounts on learning and skills development. Based on an annual industry report by Training Magazine in 2002, businesses spend nearly $54.2 billion annually on learning programs in the United States. As the Internet and e-learning continue to demonstrate measurable results for businesses, we believe more dollars will be spent on e-learning programs. To date, most dollars spent on corporate learning have been on in-person, instructor-led training programs. We have found that these traditional learning methodologies are less effective than e-learning for certain types of business purposes because they are:

o    difficult to deploy across an organization and its extended enterprise;
o    difficult to customize and update;
o    difficult to personalize on a large scale;
o    unable to track and monitor learning effectiveness; and
o    costly and slow.

In response to these limitations, many businesses are seeking more effective learning solutions. The Internet is transforming the corporate learning marketplace by offering innovative ways to design and deliver knowledge. According to International Data Corporation, the corporate e-learning market is projected to grow from $2.3 billion in 2000 to more than $18 billion in 2005. By leveraging the Internet, businesses can instantly and simultaneously deploy content to a broad, global audience. This content can be easily and continuously accessed, modified and refreshed and learning programs can be enhanced as participants use e-mail and chat rooms to establish interactive relationships with instructors and peers. Web-based technologies can also offer real-time tracking of participant performance.

Internal training organizations and external corporate learning providers are geared to instructor-led training and their set of skills is limited to classroom scheduling and instruction. To compete effectively in the e-learning market, these organizations would need to develop a broad range of competencies, including technology development, content creation, Web-hosting and online community management. Companies are seeking outsourced and integrated e-learning solutions as a means of more effectively educating their extended enterprise.

We intend to leverage our expertise in course design and delivery to establish the most effective e-learning courses and services for our customers as they expand their learning initiatives. Key elements of our strategy include:

o    enhancing our e-learning courses, services and delivery software;
o    developing long-term strategic relationships with our customers;
o introducing new courses and leveraging our existing courses across multiple customers and industries; and
o expanding our sales network of learning resellers, consulting companies, co-developer partners and Internet portals.

We generate revenues by delivering courses included in our course catalog as well as delivering our customized e-learning courses to participants. Customers that enter into Delivered Learning contracts provide participants with access to online courses and tutor support. Additionally, customers are provided with access to management systems that allow them to track and monitor participants' performance. Delivered Learning contracts typically allow for a specific number of registered participants, based on a per participant fee. These contracts also typically limit the period of time over which participants can register for and complete an online course. We begin recognizing these Delivered Learning fees when a participant registers for a course. These fees are recognized ratably over the time period a participant has access to the course, which is typically six to twelve months. Customers typically pay for the courses in advance of the anticipated timeframe of course registration and do not receive refunds for the unused portion of the available registrations agreed to in the contract. In cases where we allow unlimited access to our courses for a specific period of time, revenue is recognized ratably over the term of the contract.

We also derive revenues from contracts that require development of tailored e-learning solutions. Typically, these Learning Solution service revenues are generated from performance consulting services, implementation services, course content development, instructional plan design, and release of the course for access by participants and are recognized as earned in accordance with Statement of Position 81-1, Accounting for Performance of Construction Production-Type Contracts, as development progresses on the percentage of completion method. We measure the percentage of completion based on the ratio of actual custom development or service costs incurred to date to total estimated costs to complete the custom course or service. Provisions for estimated losses on incomplete contracts will be made on a contract-by-contract basis and recognized in the period in which such losses become probable and can be reasonably estimated. To date, there have been no such losses. Custom contracts typically call for non-refundable payments due upon achievement of certain milestones in the production of courses or in consulting services.

Delivered Learning fees and Learning Solution service revenues are each recognized only when collection is probable and there is evidence that we have completed our obligation. If a contract includes both Delivered Learning fees and Learning Solution services, the revenues are apportioned consistent with the value associated with each and the term of the contract. In all cases, these revenues are recognized in accordance with the policies detailed above.

We are located at 601 Brannan Street, San Francisco, California 94107, and our telephone number is (415) 625-4000. Our corporate Web site is located at www.digitalthink.com. Statements and information contained on our Web site are not part of this prospectus. We incorporated in California in April 1996 and reincorporated in Delaware in December 1999.

DigitalThink, the Internet Learning Solution, When Learning Matters, Smart Companies Get It and the DigitalThink logo are trademarks and service marks of ours. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                                  RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information provided in this report, prospective investors should carefully consider the following risk factors. In the future, we may become subject to additional risks that are not currently known to us. Our business, financial condition or results of operations could be materially adversely affected by any of the following risks. The trading price of our common stock could decline due to any of the following risks.

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT OF $233.1 MILLION AT SEPTEMBER 30, 2003. WE EXPECT LOSSES OVER AT LEAST THE NEXT TWO QUARTERS AND WE MAY NOT ACHIEVE PROFITABILITY WITHIN THE TIMEFRAMES PUBLIC STOCKHOLDERS ANTICIPATE.

We have experienced losses in each quarter since our inception. For the six months ended September 30, 2003, we had a net loss of $14.7 million and our accumulated deficit as of September 30, 2003 was $233.1 million. We have never achieved a profitable quarter and we may continue to incur quarterly losses if our revenue growth does not meet expectations while our current expense structure remains in place. If we do achieve profitability, we will need to continue to generate revenues greater than expenses on a quarterly or annual basis in the future to continue being profitable. We plan to develop and acquire new course offerings with new areas of expertise that may increase operating losses if those expenses are not immediately offset by new revenues.

DEMAND FOR OUR PRODUCTS AND SERVICES HAVE BEEN AND MAY CONTINUE TO BE AFFECTED BY ADVERSE ECONOMIC CONDITIONS AFFECTING THE INFORMATION TECHNOLOGY INDUSTRY.

The information technology industry has been in a period of economic decline since 2001. As a result, there has been a reduced level of investment by businesses in information technology products and systems. When businesses are reducing investment in technologies or slowing the rate of adoption of new technologies and systems, they have a reduced need for training of their employees, customers and others in the use of these systems. In addition, many of our current and potential customers have experienced adverse changes in their financial performance, whether as a result of the general weakening of the economy or other factors. Some companies may delay training initiatives or, if these companies continue to experience disappointing operating results, whether as a result of adverse economic conditions, competitive issues or other factors, they may decrease or forego education and training expenditures overall before limiting other expenditures. As a result of these factors, and possibly also due to the aftermath of the September 11, 2001 terrorist attacks, our new contract signings in the second half of fiscal 2002 were materially and adversely affected, which in turn impacted our revenues in fiscal 2003. Continuation of the economic downturn in the United States, as well as continuation of the current adverse economic conditions in the information technology industry, may harm our future results of operations.

WE ARE LIKELY TO BE DEPENDENT UPON A SMALL GROUP OF MAJOR CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUES, AND CHANGES IN SALES TO THESE CUSTOMERS COULD HARM OUR PERFORMANCE.

We expect that we will continue to depend upon a small number of customers for a significant portion of our revenues. As a result, our operating results could suffer if we lost any of these customers or if these customers slowed or cancelled purchases or delayed payment in any future fiscal or quarterly period. In the second fiscal quarter of 2004, our five largest customers accounted for 68.6% of our total revenues of $11.0 million. We expect that our major customers will continue to account for a significant portion of our revenues during future fiscal periods until we are able to increase the number of new or existing long-term, large customers. Accordingly, changes in these customers' businesses and in their views regarding the value of e-learning in general and our products and services in particular could harm our financial performance.

IN ANY QUARTER, A DELAY IN RECEIVING PAYMENT FROM A KEY CUSTOMER COULD HARM OUR PERFORMANCE.

In the second fiscal quarter of 2004, our five largest customers accounted for 68.6% of our total revenue of $11.0 million. We expect that in the next twelve months, we will continue to depend upon a small number of customers for a significant portion of our revenues. As a result, our operating results could suffer if we lose any of these customers or if any of these customers delay any future payments

WE HAVE A SIGNIFICANT BUSINESS PRESENCE IN INDIA AND RISKS ASSOCIATED WITH DOING BUSINESS THERE COULD DISRUPT OR HARM OUR BUSINESS.

In order to reduce costs associated with course development, we have established a significant presence in India through the addition of several new employees to two organizations we acquired in fiscal 2002. As of September 30, 2003, we had 157 employees in two separate locations in India. Difficulties that we could encounter with our Indian operations or with other international operations that we may establish in the future include the following:

o    difficulties in staffing and managing international operations;
o    multiple, conflicting and changing governmental laws and regulations;
o    fluctuations in currency exchange rates;
o political and economic instability, including the potential for more terrorist acts;
o developments between the nations of India and Pakistan regarding the threat of war;
o    adverse tax consequences;
o    difficulties in protecting our intellectual property rights;
o increases in tariffs, duties, price controls or other restrictions on foreign currencies; and
o    trade barriers imposed by foreign countries.

In particular, continuing tensions between India and Pakistan could have a direct impact on our operations. However, the Company continues to conduct normal operations in India along with the associated travel of United States employees visiting India and vice versa.

If we encounter these problems in connection with our operations in India, our revenues could fall below expectations, which would harm our business and operating results. In this event, our stock price could decline.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS THAT COULD CAUSE OUR STOCK PRICE TO DECLINE.

Our revenues and operating results are volatile and difficult to predict and may be susceptible to declines in future periods. Our quarterly results of operations may fluctuate significantly in the future due to the delays in the progress of ongoing work, shortfalls in orders or the timing of when the orders are booked in the quarter. We therefore believe that quarter-to-quarter comparisons of our operating results may not be an accurate indication of our future performance. In the event of a revenue or order shortfall or unanticipated expenses in some future quarter or quarters, our operating results may be below the expectations of public market analysts or investors. In such an event, the price of our common stock may decline significantly. Our operating expenses are largely fixed in the short term and based, to a significant degree, on our estimates of future revenue. We will likely be unable to, or may elect not to, reduce spending quickly enough to offset any unexpected revenue shortfall. Therefore, any significant shortfall in revenue in relation to our expectations would cause our quarterly results for a particular period to decline.

IN RECOGNIZING REVENUES WE DEPEND ON THE TIMELY ACHIEVEMENT OF VARIOUS MILESTONES, AND OUR INABILITY TO RECOGNIZE REVENUES IN ACCORDANCE WITH OUR EXPECTATIONS WILL HARM OUR OPERATING RESULTS.

In accordance with our revenue recognition policy, our ability to record revenues depends upon several factors. These factors include acceptance by our customers of new courses and the pace of participant registrations in courses once they are completed and made available for access. Most of our customer contracts provide that at least a portion of our revenues depend on either course completion or participant registration, or both. Revenues from custom course development accounted for approximately 50% of our total revenues for the six months ended September 30, 2003. Our ability to recognize revenues from custom courses depends upon our customers providing us with subject matter experts, content and prompt acceptance of our work through each stage of development. Accordingly, if customers do not meet all project deadlines in a timely manner, we will not be able to recognize the revenues associated with that project, which would harm our operating results.

In addition, if the expected number of participants do not sign up for a course, our ability to recognize revenues will be delayed, which could also harm our operating results in any quarter. Participant registration depends in large part on the promotional activities of our customers. If customers fail to take necessary measures to require employee enrollment in courses or if they fail to promote the course effectively to persons outside their organization, our ability to recognize revenues and our operating results, could be harmed.

THE NEW AND EMERGING E-LEARNING MARKET MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND FUTURE PROSPECTS.

We commenced operations in April 1996 and did not begin to generate significant revenues until fiscal 1999. In the first six months of fiscal 2004, we had revenues of $22.9 million and expenses of $37.6 million. The new and emerging e-learning market, and general economic factors affecting the technology sector, make it difficult to evaluate our business or our prospects, forecast sales or predict the trends in the e-learning market and in our business.

THE LENGTH AND VARIABILITY OF OUR SALES CYCLE MAY MAKE OUR OPERATING RESULTS UNPREDICTABLE AND VOLATILE.

The period between our initial contact with a potential customer and the first purchase of our solution by that customer typically ranges from three to nine months. In some cases the cycle has extended for close to two years. Because we rely on relatively few large sales for a substantial portion of our revenues, these long sales cycles can adversely affect our financial performance in any quarter. Factors that may contribute to the variability and length of our sales cycle include the time periods required for:

o our education of potential customers about the benefits of our e-learning solutions;
o our potential customers' assessment of the value of online solutions compared to traditional educational solutions;
o    our potential customers' evaluation of competitive online solutions;  and
o    our potential customers' internal budget and approval processes.

Our lengthy sales cycle limits our ability to forecast the timing and size of specific sales. This, in turn, makes it difficult to predict quarterly financial performance.

WE MAY NOT BE ABLE TO SECURE NECESSARY FUNDING IN THE FUTURE; ADDITIONAL FUNDING MAY RESULT IN DILUTION TO OUR STOCKHOLDERS.

We require substantial working capital to fund our business. We have had significant operating losses since inception. We expect to use our available cash resources and anticipated revenues to fund continued operations, build courseware, and possibly make future acquisitions. We believe our existing capital resources will be sufficient to meet our capital requirements for the next twelve months; however, if our capital requirements increase materially from those currently planned or if revenues fall below our expectations, as a result of the loss of key customers, material delays in the receipt of payments from customers or otherwise, we may require additional financing sooner than anticipated. In order to finance our presently anticipated capital requirements, we may seek to sell additional equity or debt securities or secure a larger bank line of credit. Additional financing may not be available in amounts or on terms acceptable to us, if at all. The sale of additional equity or debt securities could result in significant dilution to our stockholders and such securities may have rights, preferences or privileges senior to those of the holders of our common stock. If adequate funds are not available or are not available on acceptable terms, we may be unable to operate our business, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures.

IF WE RELEASE UPDATED OR NEW PRODUCTS CONTAINING DEFECTS, WE MAY NEED TO RECONFIGURE AND RE-RELEASE THOSE PRODUCTS, AND OUR BUSINESS AND REPUTATION WOULD BE HARMED.

Products as complex as ours often contain unknown and undetected errors or performance problems. Many serious defects are frequently found during the period immediately following introduction and initial deployment of new products or enhancements to existing products. Although we attempt to resolve all serious errors before we release products to them, our products are not error-free. These errors or performance problems could result in lost revenues or delays in customer acceptance and would be detrimental to our business and reputation. As is typical in the industry, with each release we have discovered errors in our products after introduction. We may not be able to detect and correct all errors before releasing our products commercially and these undetected errors could be significant. If these undetected errors or performance problems in our existing or future products are discovered in the future or if known errors considered minor by us are considered serious by our customers, we may experience a decrease in revenues.

OUR INTERNATIONAL PRESENCE COULD SUBJECT US TO NEW RISKS BECAUSE OF CURRENCY AND POLITICAL CHANGES, LEGAL AND CULTURAL DIFFERENCES OR ECONOMIC INSTABILITY.

Our strategy includes international sales. Our current plans include continued sales overseas, which began during fiscal 2001, as well as the creation of a partner-based support infrastructure for customers around the world. In addition to our operations in India, we could be affected by political and monetary changes, including instability in the Middle East and Central Asia, and changes required by the European Union.

This international presence will require significant management attention and financial resources and could harm our financial performance by increasing our costs. We have very limited experience in marketing, selling and distributing courses internationally. We could become subject to additional risks as we grow internationally, including:

o    difficulties in staffing and managing international operations;
o    inability to develop content localized for international jurisdictions;
o    protectionist laws and business practices that favor local competition;
o    multiple, conflicting and changing governmental laws and regulations;
o    slower adoption of e-learning solutions;
o    different learning styles;
o    longer sales and payment cycles;
o    difficulties in collecting accounts receivable;
o    fluctuations in currency exchange rates;
o    political and economic instability;
o    adverse tax consequences;
o little or no protection of our intellectual property rights in certain foreign countries;
o increases in tariffs, duties, price controls or other restrictions on foreign currencies; and
o    trade barriers imposed by foreign countries.

If we encounter these problems in connection with our current and future sales growth internationally, our revenues could fall below expectations, which would harm our business and operating results. In this event, our stock price could decline.

OUR GROWTH DEPENDS ON HIRING AND RETAINING QUALIFIED PERSONNEL IN A COMPETITIVE EMPLOYMENT MARKET.

The growth of our business and revenues will depend in large part upon our ability to attract and retain sufficient numbers of highly skilled employees, particularly database engineers, course content developers, web designers and sales personnel. We plan for most of this new hiring to take place in India. Education and Internet related industries create high demand for qualified personnel and candidates experienced in both areas are limited. We face competition in this regard from other companies, but we believe that we maintain good relations with our employees, and none of our employees are members of organized labor groups. Our failure to attract and retain sufficient skilled personnel may limit the rate at which we can grow, which will harm our business and financial performance.

THE GROWTH OF OUR BUSINESS REQUIRES WIDE ACCEPTANCE OF E-LEARNING SOLUTIONS.

The market for e-learning solutions is new and rapidly evolving. A number of factors could impact the acceptance of our e-learning solutions, including:

o    historic reliance on traditional education methods;
o limited allocation of our customers' and prospective customers' education budgets to e-learning; and
o    ineffective use of online learning solutions.

Our e-learning solutions are new, largely untested and less familiar to prospective customers than more established education methods. If the market for e-learning fails to develop or develops more slowly than we expect, we will not achieve our growth and revenue targets and our stock price will likely decline.

WE MAY NOT HAVE ADEQUATE RESOURCES TO COMPETE EFFECTIVELY, ACQUIRE AND RETAIN CUSTOMERS AND ATTAIN FUTURE GROWTH IN THE HIGHLY COMPETITIVE E-LEARNING MARKET.

The e-learning market is evolving quickly and is subject to rapid technological change, shifts in customer demands and evolving learning methodologies. As a result, customers and potential customers have more choices. This challenges us to distinguish our offerings. If we fail to adapt to changes and competition in our industry, we may lose existing customers or fail to gain new customers. No single competitor accounts for a dominant market share, yet competition is intense. We compete primarily with:

o    third-party suppliers of instructor-led education and learning;
o    internal education departments; and
o    other suppliers of technology-based learning solutions.

Due  to the  high  level  of  market  fragmentation,  we do  not  often  compete head-to-head with any particular company. On occasion, our customers may evaluate our solution by comparison with solutions offered by other e-learning companies or even their own in-house development capabilities. These companies may include publicly-held companies and other regional web development organizations. We may not provide solutions that compare favorably with traditional or new instructor-led techniques or other technology-based learning methodologies. Our competitors vary in size and in the scope and breadth of the courses and services they offer. Several of our competitors have longer operating histories and significantly greater financial, technical and marketing resources. Larger companies may enter the e-learning market through the acquisition of our competitors. We anticipate that the lack of significant entry barriers to the e-learning market will allow other competitors to enter the market, increasing competition.

To succeed, we must continue to expand our course offerings, upgrade our technology and distinguish our solution. We may not be able to do so successfully. Any failure by us to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in course development or implementation, could impact our ability to capture market share. As competition continues to intensify, we expect the e-learning market to undergo significant price competition. We also expect to face increasing price pressure from customers, as they demand more value for their learning-related expenditures. Increased competition, or our inability to compete successfully against current and future competitors, could reduce operating margins, loss of market share and thought leadership resulting in a diminution of our brand.

WE RELY ON COOPERATION FROM OUR CUSTOMERS AND THIRD PARTIES TO DEVELOP AND DELIVER COURSES AND OUR BUSINESS WILL SUFFER IF SUCH COOPERATION OCCURS IN AN UNTIMELY OR INEFFICIENT MANNER.

To be competitive, we must develop and introduce on a timely basis new course offerings, which meet the needs of companies seeking to use our e-learning solutions. The quality of our learning solutions depends in large part on our ability to frequently update our courses and develop new content as the underlying subject matter changes. We create courses by incorporating subject matter expertise provided by our customers and third party content developers into an e-learning delivery platform. The quality of our courses depends on receiving content and cooperation from our customers, subject matter experts provided by our customers, and third-party content developers. If we do not receive materials from these sources in a timely manner, we may not be able to develop or deliver specialized courses to our customers in the expected time frame. Even if we do receive necessary materials from third parties, our employees and consultants must complete their work in a timely manner or we will not meet customer or revenue expectations. In the past, we have experienced delays in obtaining access to our customers' experts, which has contributed to a longer development cycle and inefficient allocation of our resources. Any prolonged delays, even when caused by our customers, can result in failure to satisfy a customer's demands, damage our reputation and our inability to achieve our revenue goals.

OUR PLANS TO EXPAND THE SCOPE OF OUR COURSES TO FIELDS OTHER THAN INFORMATION TECHNOLOGY DEPENDS ON OUR ABILITY TO DEVELOP RELATIONSHIPS WITH EXPERTS, AND IF WE ARE UNABLE TO ATTRACT THE RIGHT EXPERTS, WE MAY NOT BE SUCCESSFUL IN ENTERING NEW FIELDS.

Our strategy involves broadening the fields presently covered by our courses. In particular, to date we have been primarily focused on courses in the information technology area. We are currently planning to develop or have introduced new course offerings including global business skills, financial services, retail and other fields. These new course offerings may encompass areas in which we have little or no experience or expertise. Therefore, our ability to expand our courses into these areas will depend in part on our ability to negotiate and execute content development relationships with recognized experts or leading corporations in the new fields. If we cannot locate these experts, we may fail to develop the courses that our current and future customers will demand. The failure to expand our course offerings to new fields could constrain our revenue growth and harm our future prospects.

TO REMAIN COMPETITIVE, WE MUST KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY.

Rapidly changing technologies, frequent new service introductions, short development cycles and evolving standards characterize the e-learning market. We must adapt to rapidly changing technologies by maintaining and improving the performance features and reliability of our courses. We may experience technical difficulties that could delay or prevent the successful development, introduction or marketing of new courses and related services. For instance, adding capabilities to deliver video over the Internet to our courses may be desired by some customers, but may nevertheless pose a serious technical challenge and could have a negative impact on our ability to develop and deliver courses on a profitable basis. In addition, any new enhancements to our courses must meet the requirements of our current and prospective customers and participants. We could incur substantial costs to modify our services or infrastructure to adapt to rapid technological change.

THE EXPECTED GROWTH IN OUR BUSINESS REQUIRES CONTINUOUS IMPROVEMENT TO OUR TECHNOLOGY INFRASTRUCTURE AND A FAILURE TO MAKE SUCH IMPROVEMENTS COULD LEAD TO CUSTOMER DISSATISFACTION AND LOSS OF REVENUES.

In order meet existing and anticipated demand, we must continue to improve the capacity of our technology infrastructure. Our success requires the continuing and uninterrupted performance of our internal computer network and Internet course servers. Any system failure that causes interruptions or delays in our ability to make our courses accessible to customers could reduce customer satisfaction. If sustained or repeated, a system failure could reduce the attractiveness of our courses and services, resulting in significant revenue losses. We are particularly vulnerable to network failures during periods of rapid growth when our roster of courses and participants can outpace our network capacity. The continued viability of our business requires us to support multiple participants concurrently and deliver fast response times with minimal network delays. Any failure to meet these capacity requirements could lead to additional expenditures, lost business opportunities and damage to our reputation and competitive position.

ANY FAILURE OF, OR CAPACITY CONSTRAINTS IN, THE SYSTEMS OF THIRD PARTIES ON WHICH WE RELY COULD ADVERSELY AFFECT OUR BUSINESS.

Our success is highly dependent on the consistent performance of our Internet and communications infrastructure. Our communications hardware and some of our other computer hardware operations are located at the facilities of Cable & Wireless in Santa Clara, California with a back-up facility (fail-over site) in Sacramento, California. Unexpected events such as natural disasters, power losses and vandalism could damage our systems. Telecommunications failures, computer viruses, electronic break-ins, earthquakes, fires, floods, other natural disasters or other similar disruptive problems could adversely affect the operation of our systems. Despite precautions we have taken, unanticipated problems affecting our systems in the future could cause interruptions or delays in the delivery of our courses.

Our telecommunications vendor and our co-location facilities together provide us with our Internet connection. Their failure to provide sufficient and timely data communications capacity and network infrastructure could cause service interruptions or slower response times, resulting in reduced customer demand for our courses and services. Our insurance policies may not adequately compensate us for any losses that may occur due to any damages or interruptions in our systems. We could be required to make capital expenditures in the event of damage. Any system failures could adversely affect customer usage in any future quarters, which could adversely affect our revenues and operating results and harm our reputation with corporate customers, subscribers and commerce partners.

We have developed a fully redundant fail-over site to address the high volume of traffic and course delivery needs required of our site. If our Web site fails for any reason and the fail-over site does not operate as planned, our business and reputation would be materially harmed. We cannot accurately project the rate or timing of any increases in traffic to our Web site and the failure to expand and upgrade the Web site or any system error; failure or extended downtime could materially harm our business, reputation, financial condition or results of operations.

WE MAY BECOME SUBJECT TO GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES THAT COULD REDUCE DEMAND FOR OUR PRODUCTS AND SERVICES OR INCREASE THE COST OF DOING BUSINESS, THEREBY ADVERSELY AFFECTING OUR FINANCIAL RESULTS.

We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, export control laws and laws or regulations directly applicable to Internet commerce. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may become applicable to us or may be adopted in the future with respect to the Internet covering issues such as:

o    user privacy;
o    taxation;
o    content;
o    right to access personal data;
o    copyrights;
o    distribution; and
o    characteristics and quality of services.

The applicability of existing laws governing issues such as property ownership, copyrights, and other intellectual property issues, encryption, taxation, libel, export or import matters and personal privacy to the Internet is uncertain. The vast majority of these laws were adopted prior to the broad commercial use of the Internet and related technologies. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes to these laws, including some recently proposed changes, could create uncertainty in the Internet marketplace. Such uncertainty could reduce demand for our services or increase the cost of doing business due to increased costs of litigation or increased service delivery costs.

OUR INABILITY TO PROTECT OUR  INTELLECTUAL  PROPERTY AND PROPRIETARY  RIGHTS AND
OUR INTERNET DOMAIN NAME COULD LEAD TO UNAUTHORIZED USE OF OUR COURSES OR RESTRICT OUR ABILITY TO MARKET OUR COURSES.

Our success depends on our ability to protect our proprietary rights and technology. We rely on a combination of copyrights, trademarks, service marks, trade secret laws and employee and third-party nondisclosure agreements to protect our proprietary rights. Despite our efforts, unauthorized parties may attempt to duplicate or copy our courses or our delivery technology or obtain and use information that we regard as proprietary and third parties may assert that our technology and intellectual property infringes patents, trademarks, copyrights and trade secrets. The laws of many countries do not protect our proprietary rights to the same extent as the laws of the United States. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we provide our courses and services.

We have registered the trademark DigitalThink and we own the domain names digitalthink.com, digitalthink.org, digitalthink.net. It is possible, however, that third parties could acquire trademarks or domain names that are substantially similar or conceptually similar to our trademarks or domain names. This could decrease the value of our trademarks or domain names and could hurt our business. The regulation of domain names in the United States and in foreign countries could change. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. As a result, we may not acquire or maintain exclusive rights to our domain names in the United States or in other countries in which we conduct business.

We may from time to time encounter disputes over rights and obligations concerning intellectual property. We obtain the content for many of our courses from our customers and it is possible that the use of this content may subject us to the intellectual property claims of third parties. Although we generally seek indemnification from our customers to protect us from these types of claims, we may not be fully protected from extensive damage claims or claims for injunctive relief. Our customers may assert that some of the courses we develop for our general catalog or under contract with other customers may improperly use their proprietary content. Our involvement in any litigation to resolve intellectual property ownership matters would require us to incur substantial costs and divert management's attention and resources. We cannot predict the effect of a failure to prevail in any litigation of this kind.

WE ARE SUBJECT TO PENDING LEGAL PROCEEDINGS AND MAY BECOME SUBJECT TO ADDITIONAL PROCEEDINGS. THESE PROCEEDINGS COULD HARM OUR BUSINESS.

In October 2001, DigitalThink and certain of our officers and directors were named as defendants in a class action shareholder complaint filed in the United States District Court for the Southern District of New York. In the complaint, the plaintiffs allege that DigitalThink, certain of our officers and directors, and the underwriters of our initial public offering ("IPO") violated Section 11 of the Securities Act of 1933 based on allegations that our registration statement and prospectus pertaining to the IPO failed to disclose material facts regarding the compensation to be received by, and the stock allocation practices of, the IPO underwriters. The complaint also contains a claim for violation of section 10(b) of the Securities Exchange Act of 1934 based on allegations that this omission constituted a deceit on investors. Similar complaints were filed in the same Court against hundreds of other public companies ("Issuers") that conducted IPOs of their common stock in the late 1990s (the "IPO Lawsuits"). In October 2002, the Court entered an order dismissing our officers and directors named in the lawsuit from the IPO Lawsuits without prejudice. In February 2003, the Court issued a decision denying the motion to dismiss the Section 10(b) claim against us, but granting the motion to dismiss the Section 11 claim without leave to amend. In June 2003, Issuers and the plaintiffs reached a tentative settlement agreement that would, among other things, result in the dismissal with prejudice of all claims against the Issuers and their officers and directors in the IPO Lawsuits. In addition, the tentative settlement guarantees that, in the event that the plaintiffs recover less than $1 billion in settlement or judgment against the underwriter defendants in the IPO Lawsuits, the plaintiffs will be entitled to recover the difference between the actual recovery and $1 billion from the insurers for the Issuers. Although our board of directors has approved this settlement proposal in principle, the actual settlement agreement remains subject to a number of procedural conditions, as well as formal approval by the Court. If the settlement does not occur, and litigation against us continues, we believe we have meritorious defenses and intend to defend the case vigorously. Securities class action litigation could result in substantial costs and divert our management's attention and resources. Although no assurance can be given that this matter will be resolved in our favor, we believe that the resolution of the IPO Lawsuits will not have a material adverse effect on our financial position, results of operations or cash flows.

In August 2002, a complaint was filed in the United States District Court for the Northern District of California by IpLearn, LLC ("IpLearn") against DigitalThink and two of its customers. Substantially similar complaints were filed against other companies in the e-learning industry, including Skillsoft Corporation, Saba Software, Inc. and Docent, Inc. The complaint, amended in November 2002, alleged infringement of five patents and sought damages and injunctive relief. We filed an answer to the amended complaint asserting a number of affirmative defenses. In addition, we filed counterclaims against IpLearn seeking declaratory relief that we did not infringe the patents-in-suit and that each of the patents-in-suit was invalid. On November 24, 2003, we reached a settlement with IpLearn to license IpLearn's technology and to settle the patent litigation. Under the terms of the settlement, IpLearn agreed to release all claims covered by the lawsuit. In addition, IpLearn granted to us irrevocable licenses for the patents covered by the lawsuit. In exchange, we agreed to pay approximately $700,000 in cash and issue 287,784 shares of common stock to IpLearn and to release IpLearn from all counterclaims covered by the lawsuit. The cash payment will be made over two years. While this settlement agreement was reached after September 30, 2003, the litigation that gave rise to the settlement agreement existed at the balance sheet date of September 30, 2003. Accordingly, we recognized expenses of $1.6 million during the quarter ended September 30, 2003 representing the settlement amount of approximately $1.5 million and legal fees of approximately $0.1 million.

In May 2002, a complaint was filed in the United States District Court for the Southern District of Texas, Houston Division by IP Innovation LLC against Thomson Learning, Inc., Skillsoft Corporation, eCollege.com, DigitalThink, Inc., Docent, Inc., Blackboard, Inc., Global Knowledge Network, Inc. and The Princeton Review. The complaint, amended in November 2002, alleges infringement of one of the plaintiff's patents, and seeks damages and injunctive relief. We have filed an answer to the complaint asserting a number of affirmative defenses. In addition, we have filed counterclaims against IP Innovation seeking declaratory relief that we do not infringe the patents-in-suit and that each of the patents-in-suit are invalid. We believe the IP Innovation lawsuit is without merit and intend to defend against it vigorously. Although no assurance can be given that this matter will be resolved in the Company's favor, the Company believes the resolution of this lawsuit will not have a material adverse effect on its financial position, results of operations, or cash flows.

An adverse resolution of any of these matters, or protracted litigation, could significantly negatively impact our financial position and results of operations and could divert significant management resources.

We may be from time to time involved in other lawsuits and legal proceedings that arise in the ordinary course of business. An adverse resolution of these matters could significantly negatively impact our financial position and results of operations.

THE PRICE OF OUR COMMON STOCK HAS FLUCTUATED SIGNIFICANTLY IN THE PAST AND MAY CONTINUE TO DO SO.

Our common stock price has fluctuated significantly since our initial public offering in February 2000. Any shortfall in revenue or earnings compared to analysts' or investors' expectations could cause, an immediate and significant decline in the trading price of our common stock. While much of the fluctuation in our common stock price may be due to our business and financial performance, we believe that these fluctuations are also due to fluctuations in the stock market in general based on factors not directly related to our performance, such as general economic conditions or prevailing interest rates. As a result of these fluctuations in the price of our common stock, it is difficult to predict what the price of our common stock will be at any point in the future, and you may not be able to sell your common stock at or above the price that you paid for it.

PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN OUR CONTROL, EVEN IF THIS WOULD BE BENEFICIAL TO STOCKHOLDERS.

We have put in place a Shareholder Rights Plan that grants existing stockholders additional rights in the event that a single holder acquires greater than 15% of our shares. In July 2002, our Board amended the Shareholder Rights Plan to permit WaldenVC and their affiliated persons to purchase, in the aggregate, up to 20% of our outstanding shares. At the same time, we also entered into an agreement with WaldenVC, in which WaldenVC agreed to vote their shares in direct proportion to the votes cast by all of our stockholders in each stockholder election.

Provisions of our amended and restated certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

o a classified board of directors, in which our board is divided into three classes with three year terms with only one class elected at each annual meeting of stockholders, which means that a holder of a majority of our common stock will need two annual meetings of stockholders to gain control of the board;
o a provision that prohibits our stockholders from acting by written consent without a meeting; o a provision that permits only the board of directors, the president or the chairman to call special meetings of stockholders; and
o a provision that requires advance notice of items of business to be brought before stockholders meetings.

Amending any of the above provisions will require the vote of the holders of 66 2/3% of our outstanding common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Company Overview," "Risk Factors," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include those listed under "Risk Factors" and elsewhere in this prospectus.

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.


                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders. All proceeds from the sale of the shares will be for the accounts of the selling stockholders.

                              SELLING STOCKHOLDERS

In connection with the patent litigation settlement agreement reached with IpLearn, LLC on November 24, 2003, we issued to the selling stockholders (individually, "IpLearn, LLC" and "Daniel S. Mount") an aggregate of 287,784 shares of common stock. We have registered for resale the shares issued in conjunction with the settlement agreement to permit the selling stockholders to resell the shares when they deem appropriate.

To the best of our knowledge none of the selling stockholders has had any position, office or other material relationship with us in the past three years.

Under the terms of the Share Allotment Agreement dated November 24, 2003 between the selling stockholders and DigitalThink, the selling stockholders are subject to certain restrictions as to the timing of future sales of their shares of our common stock. These restrictions allow the selling stockholders to sell their shares pursuant to the following schedule:

(a) 28,548 of the shares issued to IpLearn, LLC and 17,497 of the shares issued to Daniel S. Mount may be sold after the later of (i) December 15, 2003 or
     (ii) the effective date of this registration statement;

(b) 24,979 of the shares issued to IpLearn, LLC and 15,309 of the shares issued to Daniel S. Mount may be sold on or after the 15th of each month for each subsequent month following the month in which IpLearn, LLC and Daniel S. Mount were first able to sell their shares pursuant to item (a), up to and including June 15, 2004

To the extent that the maximum number of shares that can be sold in a given month is not sold by either IpLearn, LLC or Daniel S. Mount, such unsold shares may be added to the number of shares permitted to be sold in the following month.

The following table sets forth, as of December 10, 2003, the names of the selling stockholders, the number and percentage of shares of common stock owned beneficially by each selling stockholder before and after this offering, and the number of shares which may be offered pursuant to this offering. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each selling stockholder possesses sole voting and investment power with respect to its shares. The information included in the table under "Prior to Offering - Shares Beneficially Owned" was furnished to us by the selling stockholders. The information included in the table under "After Offering - Shares Beneficially Owned" assumes that each of the selling stockholders elects to sell all of the shares set forth under "Number of Shares Being Offered." These assumptions have been made under the rules and regulations of the SEC and do not reflect any knowledge that we have with respect to the present intent of the persons listed as selling stockholders. We are unable to determine the exact number of shares that will actually be sold or when or if such sales will occur.


                   Prior to Offering                     After Offering (1)
                  -------------------                    -------------------
                        Shares                                 Shares
                  Beneficially Owned      Number of      Beneficially Owned
Selling           -------------------    Shares Being    -------------------
Stockholder       Number   Percent(2)      Offered       Number  Percent(2)
---------------   -------  ----------    ------------    ------- -----------

IpLearn, LLC      178,427      *            178,427         0         0
Daniel S. Mount   109,357      *            109,357         0         0
                  -------                ------------    -------
TOTAL             287,784                   287,784         0

* Less than 1%

(1) Assumes the sale of all shares offered in this prospectus and no other purchases or sales of our common stock.

(2) Applicable percentage of ownership is based on 49,586,338 shares of our common stock outstanding on December 10, 2003.

                              PLAN OF DISTRIBUTION

The shares may be sold or distributed in accordance with the schedule set forth in "Selling Stockholders" from time to time by the selling stockholders or by pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered in this prospectus (except as noted above). The shares will be offered on the Nasdaq National Market or in privately negotiated transactions. The selling stockholders may sell the shares registered here in one or more of the following methods:

o cross trades or block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal and resale by a broker or dealer for its own account under this prospectus;

o "at the market" to or through market makers or into an existing market for the shares;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long sales or short sales effected after the effective date of the registration statement of which this prospectus is a part;

o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

o    through privately negotiated transactions;

o through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

o    any combination of the foregoing, or by any other legally available means.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders, provided that they hold an offsetting long position in the shares. The selling stockholders also may sell shares short or may engage in other hedging transactions. The selling stockholders may also enter into option or other transactions with brokers or dealers that require the delivery by these brokers or dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. In addition, a selling stockholder may pledge or grant a security interest in its shares to brokers or dealers or other financial institutions. Upon a default by a selling stockholder, the brokers, dealers or financial institutions may offer and sell these shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Underwriters, broker-dealers and agents that participate in the distribution of shares may be deemed to be underwriters and any discounts or commissions received by them from the selling stockholders and any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. At such time that the selling stockholders elect to make an offer of shares, a prospectus supplement, if required, will be distributed that will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling stockholders and any other required information. The selling stockholders have informed us that they acquired their securities for their own accounts for investment only, and not with a view to any distribution.

Under agreements that may be entered into by the selling stockholders, underwriters who participate in the distribution of shares may be entitled to indemnification by the selling stockholders against certain liabilities, including liabilities under the Securities Act. We have also agreed to indemnify, in certain circumstances, the selling stockholders and certain control and other persons related to the foregoing persons against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances, as well as certain related persons, against certain liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus. In addition, we may be entitled to contribution in certain circumstances.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

Some of the underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

The selling stockholders are not obligated to, and there can be no assurances that the selling stockholders will, sell any or all of the shares offered hereby.

We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all commissions and discounts, if any, associated with the sale of the shares.


                                  LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Cooley Godward LLP, San Francisco, California.


                                     EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the DigitalThink, Inc. Annual Report on Form 10-K for the year ended March 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph concerning a change in method of accounting for goodwill in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Additional information about us may be found on our web site at http://www.digitalthink.com. Information contained on our web site does not constitute part of this prospectus.

This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information about us and the shares of common stock offered, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the SEC.

                      INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering is completed.

The documents we incorporate by reference are:

1.   Our Annual Report on Form 10-K for the fiscal year ended March 31, 2003;

2. Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2003 and September 30, 2003;

3. Our Current Reports on Form 8-K dated April 16, 2003, September 8, 2003, November 14, 2003 and November 26, 2003; and

4.   The  description  of  our  common  stock  contained  in  our   registration
     statements on Form 8-A as filed with the SEC on December 28, 1999 and September 29, 2000.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Investor Relations, DigitalThink, Inc., 601 Brannan Street, San Francisco, California 94107, telephone (415) 625-4000.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table shows the costs and expenses, payable by DigitalThink in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.


       SEC registration fee            $     64
       Legal fees and expenses         $  4,000
       Accounting fees and expenses    $  3,000
       Miscellaneous expenses          $  1,000
                                       --------
       Total                           $  8,064
                                       ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require DigitalThink among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors' and officers' liability insurance, which provides coverage against certain liabilities, including liabilities under the Securities Act.

Delaware law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Certificate have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director's breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling DigitalThink pursuant to the foregoing provisions and agreements, DigitalThink has been informed that in the opinion of the staff of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 16.  EXHIBITS

5.1  Opinion of Cooley Godward LLP

23.1 Independent Auditors' Consent

23.2 Consent of Cooley Godward LLP (included in Exhibit 5.1)

24.1 Power of Attorney (see signature page)

ITEM 17.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any  prospectus  required by Section  10(a)(3) of the  Securities
Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, DigitalThink certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 12th day of December, 2003.

                                            DIGITALTHINK, INC.


                                            By: /s/ MICHAEL W. POPE
                                            -----------------------------------
                                            Michael W. Pope
                                            Chief Executive Officer & President


                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Michael W. Pope and Robert J. Krolik their attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement on Form S-3 (including post-effective amendments), to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, thereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutions, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE                     TITLE                           DATE

/s/ MICHAEL W. POPE           Chief Executive Officer,        December 12, 2003
------------------------      President and Director
Michael W.  Pope              (principal executive officer)

/s/ ROBERT J. KROLIK          Chief Financial Officer         December 12, 2003
------------------------      (principal financial and
Robert J. Krolik              accounting officer)

/s/ JON C. MADONNA            Chairman of the                 December 12, 2003
------------------------      Board of Directors
Jon C. Madonna

/s/ PETER J. GOETTNER         Director                        December 12, 2003
------------------------
Peter J. Goettner

/s/ ROGER V. GODDU            Director                        December 12, 2003
------------------------
Roger V. Goddu

/s/ STEVE L. ESKENAZI         Director                        December 12, 2003
------------------------
Steve L. Eskenazi

/s/ SAMUEL D. KINGSLAND       Director                        December 12, 2003
------------------------
Samuel D. Kingsland

/s/ WILLIAM H. LANE, III      Director                        December 12, 2003
------------------------
William H. Lane, III

/s/ RODERICK C. MCGEARY       Director                        December 12, 2003
------------------------
Roderick C. McGeary

                                  EXHIBIT INDEX


EXHIBIT
NUMBER

5.1  Opinion of Cooley Godward LLP

23.1 Independent Auditors' Consent

23.2 Consent of Cooley Godward LLP (included in Exhibit 5.1)

24.1 Power of Attorney (see signature page)